CODE OF ETHICS

FAIRWAY CAPITAL MANAGEMENT, LLC

I.	INTRODUCTION

This Code of Ethics (the “Code”) establishes the standards of conduct and professionalism expected of the Supervised Persons of Fairway Capital Management, LLC (“Fairway” or the “Firm”). The Code covers all Supervised Persons and is designed to:

1.	Educate Supervised Persons about the Firm’s expectations regarding their conduct and the laws and principles governing their conduct;
2.	Protect the Funds and underlying Investors;
3.	Instill in Supervised Persons that they are fiduciaries, in a position of trust and must act with complete propriety and in the best interests of Fairway’s Funds and Investors at all times;
4.	Protect the interests of Funds and Investors by deterring misconduct by Supervised Persons of the Firm;
5.	Protect the reputation of the Firm;
6.	Guard against violations of the Federal Securities Laws; and
7.	Establish procedures for Supervised Persons to follow in order to comply with the fiduciary and ethical principles espoused by the Code.

Fairway is committed to fostering a culture of compliance and, as such, requires all persons subject to this Code to comply with both the substance and the spirit of this Code. Therefore, Supervised Persons may not attempt to circumvent the policies and procedures set forth in this Code or otherwise do indirectly that which is prohibited by this Code. The CCO will determine, in her discretion, whether any third parties or consultants (whether full or part-time) should temporarily or otherwise be covered by this Code. Reasons to consider covering a third party or consultant would include (but are not limited to) sharing office space with the third party or consultant, or the third party or consultant having access to material nonpublic information, such as: significant events at an Underlying Fund that could impact public markets, for example, if an Underlying Fund’s portfolio company has an impending initial public offering or impending sale to a public company; an Underlying Fund’s purchase of a public company or a division of a public company; or other access to material nonpublic information obtained in the course of working with Fairway.

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Rule 204A-1 under the Investment Advisers Act of 1940 (“Adviser’s Act”) requires all investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt a Code of Ethics (“Code”) that sets forth standards of conduct and requires compliance with federal securities laws. In addition, Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”) requires each investment adviser to a registered investment company to adopt a written Code which outlines standards of conduct and addresses conflicts that arise from personal trading.

II.	DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Fairway’s Compliance Manual.

Immediate Family means any of the following relationships sharing the same household: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, as well as minor children not sharing the same household (e.g., at boarding school) or dependents not sharing the same household but over which account a Supervised Person maintains “Beneficial Ownership.”

IPO means an initial public offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) thereof, or pursuant to Regulation D (Securities Act Rules 504, 505 or 506). Securities issued by a private pooled investment vehicle, such as a private equity or hedge fund, are included within this term.

Pecuniary Interest means, with respect to a security, the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. A Supervised Person has a Pecuniary Interest in the following:

1.	Securities held by members of such Supervised Person’s Immediate Family;
2.	His or her proportionate interest in the portfolio securities of a general or limited partnership, the general partner of which is such Supervised Person;
3.	Any right to dividends that is separated or separable from the underlying securities;
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4.	A trustee’s Pecuniary Interest in securities holdings of a trust and any Pecuniary Interest of any Immediate Family member of such trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust); and
5.	A beneficiary of a trust if:
a.	The beneficiary shares investment control with the trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust);
b.	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee; and
c.	Such Supervised Person is a settlor or grantor, and such person reserves the right to revoke the trust without the consent of another person and exercises or shares investment control over the securities.
6.	Provided, however, that remainder interests do not create a Pecuniary Interest unless the Supervised Person has the power, directly or indirectly, to exercise or share investment control over the trust.

A Supervised Person will not be deemed to have a Pecuniary Interest in the portfolio securities held by a corporation or similar entity in which such Supervised Person owns securities if the Supervised Person is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Personal Account means a brokerage, bank or other account for holding and investing in a Reportable Security, in which the Supervised Person or his or her Immediate Family member has Beneficial Ownership, in whole or in part.

Purchase or Sale of a Security (“purchase or sale of a security”) includes, among other things, the writing of an option to purchase or sell a security.

Reportable Fund means any Fund for which Fairway acts as an investment adviser.

Reportable Security means any security (defined below), but excludes from reporting under this Code the following, which are dictated by statute:

1.	Direct obligations of the U.S. government;
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2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end funds other than Reportable Funds (i.e., unaffiliated mutual funds); and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds other than Reportable Funds.

In addition, the Firm has determined to exclude the following from the definition of Reportable Securities:

1.	Securities invested as part of an automatic investment plan, provided that (A) any given transaction does not override the pre-set schedule or allocations of the automatic investment plan, (B) the purchase of such security does not otherwise violate Federal Securities Laws and (C) any change to such automatic investment plan does not coincide with a change in the Firm’s Restricted List related to such security;
2.	Shares issued as a result of a tender offer or other corporate transactions made available generally to all shareholders of the issuer;
3.	Shares issued as part of an annual stock issuance for service as a director of a public company;
4.	Exempted Third-Party Managed Accounts, as described below; and
5.	Exchange Traded Funds (“ETFs”) (except that ETFs with fewer than ten securities are considered Reportable Securities) and Exchange Traded Products (“ETPs”).

Restricted List means the list of securities (including the options and derivatives thereof) which require the pre-approval of the CCO and which Supervised Persons are generally prohibited from trading.

Security (“security”) is very broad and generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act and includes, for example: note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing

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agreement, collateral-trust certificate or other debt instruments; interests in oil, gas or other mineral rights; interests in limited partnerships or limited liability companies; options on securities or foreign currency; security futures; interests in mutual funds, ETFs or ETPs; any instrument commonly known as a security and virtually any other interest that entitles the holder to share in the profits of an entity or enterprise. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws should be directed to the CCO.

SPAC means special purpose acquisition company.

Third-Party Manager means a third party who manages investment account(s) on behalf of a Supervised Person or a Supervised Person’s Immediate Family. A Third-Party Manager exercises discretion over the trading and direction of the Supervised Person’s and/or his or her Immediate Family’s account and can be a private wealth manager, a financial planning professional or a trustee. A “Third-Party Managed Account” is any account solely directed by such a Third-Party Manager and meeting the other conditions (including certification) contained herein.

III.	STANDARDS OF BUSINESS CONDUCT

Fairway seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its Investors. Fairway has adopted this Code to further protect its reputation and to ensure compliance with the Federal Securities Laws, as well as to meet the fiduciary duty owed to its Funds. As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its Funds. Fairway views its Funds’ and Investors’ interests as of paramount importance and believes that its Funds’ and Investors’ interests come before both Fairway’s interests as well as the interests of its Supervised Persons. The Firm also strives to identify and avoid conflicts of interest, recognizing, however, that such conflicts may arise. All questions or comments regarding this Code should be directed to the CCO.

All Supervised Persons must comply with this Code, as well as with all applicable Federal Securities Laws. Supervised Persons must not, directly or indirectly:

1.	Employ any device, scheme or artifice to defraud;
2.	Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
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3.	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any person in connection with the purchase or sale of any security;
4.	Use his or her position, or any investment opportunities presented by virtue of his or her position, to his or her personal advantage or to the detriment of any existing or prospective Fund or Investor; or
5.	Engage in any conduct or transaction that may result in a Supervised Person’s interest being in conflict with the interests of a Fund.

In addition, all Supervised Persons are prohibited from engaging in the following practices without the approval of the CCO:

1.	Transacting business, representing to be or being licensed as an investment adviser with a company other than Fairway (or any affiliate of the Firm) without the prior written consent of the CCO;
2.	Acting as a custodian for money, securities or executed stock powers of a Fairway Investor without the prior written consent of the CCO;
3.	Knowingly buying or selling a security requiring pre-approval without the pre-approval of the CCO or her designee;
4.	Providing any investment advice (i.e., advice as to the value of securities or as to the advisability of investing in, purchasing or selling securities) or portfolio management services for compensation to any person, other than a Fairway Fund unless such arrangement is disclosed to and approved by the CCO;
5.	Entering into a transaction with a Fairway Investor (existing or prospective), including the purchase or sale of securities or other property or services without the pre-approval of the CCO;
6.	Loaning money to or borrowing money from a Fairway Investor (existing or prospective) without the prior written consent of the CCO;
7.	Receiving any remuneration from a Fairway Fund or Investor, other than remuneration to which such Supervised Person is contractually entitled without the pre-approval of the CCO;
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8.	Initiating oral or written communications with prospective Fairway Investors outside of the course of such Supervised Person’s ordinary duties unless authorized to do so by the CCO; or
9.	Responding to any Investor complaint, either orally or in writing, unless authorized to do so by the CCO or one of the Founding Partners.

These practices do not represent an exhaustive list of prohibited activities. In order to detect possible prohibited practices, the CCO will conduct a required annual review under Advisers Act Rule 206(4)-7 and will review annually all Investor Complaints, if any, and the books and records required to be maintained by the Advisers Act. If a prohibited business practice is found to exist, the CCO will take action to remedy the situation and to prevent its reoccurrence.

IV.	PERSONAL TRADING REQUIREMENTS

As an investment adviser, Fairway seeks to avoid personal securities trades by persons covered by the Code that create even the appearance of a conflict of interest with Funds or that could create a question of whether a Supervised Person has traded a security while in possession of material nonpublic information with respect to an issuer.

There exists a potential for a conflict of interest each time a Fairway Supervised Person trades a security for his or her account. This policy has been crafted, first and foremost, to ensure that the interests of Fairway’s Funds are not adversely impacted by a Supervised Person’s personal trading. The Firm expects that during business hours Supervised Persons should be focused on managing Funds’ investments. However, the Firm also recognizes that personal investment activity may be an integral part of a Supervised Person’s educational, retirement, estate and general financial security plan and that many Supervised Persons may therefore wish to trade securities when managing their own finances. This policy is intended to create an appropriate and reasonable framework for Supervised Persons to manage and conduct their own investment affairs.

Fairway encourages investment rather than trading by Supervised Persons. Supervised Persons must avoid personal trading that involves an excessive amount of personal time and/or attention at work (which may be implicated by the frequency of trading, particularly repeatedly moving in and out of the same or equivalent securities) that can reasonably be considered to interfere with the performance of their duties at the Firm. As a result, Fairway reserves the right to restrict Supervised Persons’ trading privileges at any time if upon review the Firm deems the extent and type of a Supervised Person’s trades to be excessive. In addition, as more fully described below, Fairway is required to review on a periodic basis Supervised Persons’ personal trades and holdings.

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Fairway believes that this Code of Ethics not only helps fulfill the Firm’s regulatory and fiduciary obligations, but also protects the Firm’s reputation and instills in Supervised Persons the Firm’s commitment to honesty, integrity and professionalism. In the event there is any uncertainty of the propriety of a trade being contemplated, Supervised Persons should consult with the CCO or her designee. The following rules govern securities trading by all Supervised Persons and members of their Immediate Families in any trading accounts over which such Supervised Person and their Immediate Family members have discretionary authority; provided, however, that for the avoidance of doubt, trading in securities which are excluded from the definition of Reportable Securities are not subject to the reporting or pre-clearance requirements contained below and will not inadvertently result in a violation of the provisions of this Code of Ethics:

A.	Pre-Approval Requirements
1.	Restricted List Pre-Clearance: Supervised Persons and their Immediate Family members should review the Restricted List prior to engaging in the purchase or sale of Reportable Securities. A Supervised Person and his or her Immediate Family members wishing to trade a security on the Restricted List should contact the CCO or her designee. However, approval from the CCO or her designee to trade in any such Restricted List security is expected to be infrequent. More information regarding the Firm’s Restricted List procedures is available below.
2.	IPO and SPAC Pre-Clearance: Supervised Persons and their Immediate Family members may not acquire Beneficial Ownership in any securities in an IPO or SPAC without obtaining prior approval of the CCO or her designee. Securities in Fairway’s portfolio which go public will be governed by the attorneys advising such company’s public offering. Depending on the nature of Fairway’s continued involvement with the company, the security may be added to Fairway’s Restricted List and pre-approval required prior to all subsequent purchases and sales, which will in most cases be governed by the company’s open trading windows.
3.	Limited Offering Pre-Clearance: Supervised Persons and their Immediate Family members may not acquire Beneficial Ownership in any securities in a Limited Offering without obtaining prior approval of the CCO or her designee. This includes any purchases of interest in private funds other than a Fairway Fund. Supervised Persons and their Immediate Family members will generally be prohibited from purchasing direct shares in a
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Fairway Fund portfolio investment (either an Underlying Fund or portfolio company) without the pre-approval of the CCO or her designee.

4.	Pre-Approval Limits: Approvals of over-the-counter and exchange traded securities transactions granted by the CCO or her designee will be effective for three trading days following such approval, unless the CCO or her designee specifies otherwise. Supervised Persons who receive approval with respect to a securities transaction but do not effect a purchase or a sale within the three trading day period should submit a new pre-clearance request to the CCO or her designee. As private placements transactions are expected to take longer to execute, approval is effective until the private placement closes or is effective, as applicable. Supervised Persons should not communicate any denial by the CCO or her designee of any trade to any person (other than to an Immediate Family member who had been contemplating such transaction and asked the Supervised Person to request such clearance).
5.	Pre-Approval for Trading by the CCO: Requests for trading pre-approval on behalf of the CCO will be made to the Lead Founding Partner.
B.	Additional Considerations Related to the Firm’s Personal Trading Program
1.	Grandfathered Reportable Securities: Supervised Persons who have existing holdings in their accounts not conforming to these personal trading requirements or who hold securities on the Firm’s Restricted List are permitted to hold onto their positions (i.e., they are not required to liquidate these positions). Such situations may occur for new Supervised Persons if a person becomes an Immediate Family member of an existing Supervised Person or if a Supervised Person holds a position in his or her account that is subsequently added to the Firm’s Restricted List. Supervised Persons and their Immediate Family members with Restricted List holdings in their account are required to seek pre-approval from the CCO prior to any add-on or sale of an existing Restricted List position.
2.	Restricted List: The CCO will maintain a Restricted List which includes issuers about which the Firm or its Supervised Persons may have material nonpublic information and any securities of such issuer (including any options or derivatives on such securities). An issuer, however, may be placed on the Restricted List for a number of reasons. Such reasons may include, but are not limited to: entering into a non-disclosure agreement
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with a public company; a public company’s interest in purchasing a Fairway portfolio company; interest by Fairway in participating in the purchase of a public company or a division of a public company; or receipt of material nonpublic information about a public company competitor of a Fairway portfolio company, such as the awarding of a large contract, departure of a C-level executive or other information which could be deemed to be material and nonpublic. Therefore, because of the range of reasons for an issuer to be placed on the Restricted List, no inferences should be drawn concerning an issuer or any of its securities based on its inclusion on the Restricted List.

The Restricted List will generally be made available to Firm Supervised Persons, either through email (with regard to additions and deletions) and on a Firm shared drive; however, the contents of the Restricted List are proprietary to the Firm and should not be disclosed to persons outside the Firm other than to members of a Supervised Person’s Immediate Family in order to ensure that such Immediate Family members are adhering to the Firm’s Restricted List.

The Restricted List should note the date a security was added to and/or removed from the list, the name of the person requesting the addition or removal of the security and the reason for the addition or removal of the security, if necessary. A Supervised Person who has information suggesting that a company or issuer should be placed on, or removed from, the Restricted List should promptly notify the CCO. Additions to, or deletions from, the Restricted List may be made only by a request to the CCO.

The CCO may also maintain a Restricted List of securities which are not permitted to be purchased or sold on behalf of a Fund. In the unlikely event that the Firm makes investments in publicly traded securities, the issuer of such securities will be placed on both (i) the Restricted List relevant to Supervised Person transactions and (ii) the Restricted List for Fund transactions. Prior to effecting any transaction on behalf of a Fund in publicly traded securities, the CCO will require members of the Fairway investment team to confirm whether such proposed transaction is appropriate given the proposed timing, any potential material nonpublic information held by the Firm, its Supervised Persons or affiliates or other considerations the CCO determines appropriate. See also “Identifying

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Insider Information under Special Circumstances/Relationships with Potential Insiders.”

3.	Insider Trading Strictly Prohibited: Supervised Persons and their Immediate Family members may not engage in any trade, order activity or investment if such activity is the result of exposure to material nonpublic information (i.e., inside information). Additional information on insider trading (including what it is, how to identify it, and the Firm’s procedures to minimize it) is contained in Sections VII and VIII below.
4.	Third-Party Managed Accounts: Securities held in a discretionary account over which the Supervised Person or his or her Immediate Family members has no direct or indirect influence or control because such account is controlled by a Third-Party Manager generally are not subject to the pre-clearance or reporting requirements, provided, however, that the CCO is able to confirm:
a.	The nature of the relationship between the Third-Party Manager and the Supervised Person;
b.	That both the Supervised Person and, if possible, the Third-Party Manager provide certification to the CCO confirming that the Supervised Person has no direct or indirect influence or control over the trading in the account other than the establishment of broad investment guidelines (see attached Exhibits); and
c.	That the Supervised Person provided clear and direct instructions to the Third-Party Manager regarding Fairway’s personal trading policy.

Further, the CCO reserves the right to sample excepted accounts for transactions that would have been prohibited absent a reporting exception. Finally, the CCO will annually require certification from the Supervised Person that he or she did not exert any direct or indirect influence or control over the trading in the Supervised Person’s account(s) managed by a Third-Party Manager, which such certification is typically provided in the annual Supervised Persons Questionnaire.

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V.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS
A.	Initial Personal Holdings Report/List of Brokerage Accounts

Within ten days of becoming a Supervised Person, each Supervised Person must submit a list of all brokerage accounts held by him or her and his or her Immediate Family members as well as accounts over which he or she maintains Beneficial Ownership. Private investments must be included in this disclosure. If a Supervised Person has no transactions or account openings to report, this should be indicated on the Initial Personal Holdings Report and submitted to the CCO, within ten days of becoming a Supervised Person. Initial reports must be current as of a date no more than forty-five days prior to the date that the person became a Supervised Person. The CCO will then inform each Supervised Person which, if any, brokerage accounts require reporting under Fairway’s Code of Ethics. For example, accounts over which a Supervised Person has no discretion to direct securities trades or accounts with only mutual fund, ETF or ETP holdings may not require reporting.

B.	Duplicate Brokerage Account Statements

Once the CCO identifies which accounts are required to be reported, Supervised Persons and their Immediate Family members should direct their broker-dealer, bank or other entity to transmit contemporaneous electronic duplicate copies of all account statements relating to that account directly to the Firm. Brokerage account statements should include, for each transaction: (i) the date of the transaction; (ii) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number; (iii) the number of shares and principal amount of the security, as well as the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iv) the price of the security at which the transaction was effected; and (v) the name of the broker-dealer, bank or other entity with or through which the transaction was effected.

The CCO will maintain the Firm’s Restricted List and will regularly check that a Supervised Person and his or her Immediate Family members did not trade restricted securities in their Personal Account. Each Supervised Person and his or her Immediate Family members must advise the CCO upon the opening of any new brokerage account over which the Supervised Person maintains Beneficial Ownership.

The CCO’s personal trading will be reviewed by the Lead Founding Partner.

C.	Quarterly Transaction Reports

Except as otherwise provided below, Supervised Persons and their Immediate Family members will report to the CCO, no later than thirty days after the end of each calendar quarter, the

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following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in a Reportable Security:

1.	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price at which the transaction was effected;
4.	The name of the broker-dealer, bank or other entity with or through which the transaction was effected; and
5.	The date the report was submitted.

Supervised Persons who submit contemporaneous duplicate brokerage account statements to the CCO are not required to complete a Quarterly Transaction Report for securities identified on these statements. Private investments, however, or other investments required to be reported and not identified on the duplicate statements are required to be reported to the CCO on a quarterly basis. If a Supervised Person has no transactions or account openings to report, this should be indicated on the Quarterly Transaction Report and submitted to the CCO, no later than thirty days after the end of each calendar quarter.

D.	Annual Personal Holdings Report

On an annual basis, each Supervised Person and his or her Immediate Family members will confirm his or her brokerage accounts and private investments no later than February 14 of each year, which must be current as of December 31 of the prior year. Except as otherwise provided below, the Annual Personal Holdings Reports should include:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Supervised Person or his or her Immediate Family members has any direct or indirect Beneficial Ownership;
2.	The name of any broker-dealer, bank or other entity with which the Supervised Person or his or her Immediate Family members maintains an
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account in which any securities are held for the Supervised Person’s direct or indirect benefit;

3.	Private investments; and
4.	The date the report was submitted.

If a Supervised Person has no holdings to report, this should be indicated on the Annual Personal Holdings Report and submitted to the CCO, no later than February 14 of each year, which must be current as of December 31 of the prior year.

E.	Exemptions from Holdings and Transaction Reports

A Supervised Person and his or her Immediate Family members need not make holding or transaction reports with respect to:

1.	Transactions effected pursuant to an automatic investment plan;
2.	Accounts which do not contain any Reportable Securities (i.e., accounts with only mutual funds, ETFs or ETPs);
3.	Securities held in an account over which the Supervised Person or his or her Immediate Family members does not: (a) exercise any investment discretion; (b) receive notice of transactions prior to their execution; and (c) otherwise have direct or indirect influence or control (e.g., Third-Party Managed Accounts, as described above); or
4.	Information that would duplicate information contained in account statements that Fairway holds in its records, so long as Fairway receives such statements no later than thirty days after the end of the applicable calendar quarter.
F.	Private Investments

On at least an annual basis, Supervised Persons and their Immediate Family members are required to report to the CCO all Limited Offering transactions, including private placement hedge fund and private equity fund investments (but not including an investment in a Fairway Fund or vehicle).

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G.	Confidentiality of Reporting Under Code of Ethics

The CCO and other designated compliance employees who receive reports of Supervised Persons’ holdings and transactions under this Code will keep such reports confidential, except to the extent that the CCO and designated compliance employees are required to disclose the contents of such reports to Regulators or as otherwise deemed necessary in the discretion of the CCO.

VI.	REPORTING VIOLATIONS OF THE CODE OF ETHICS

Nothing in this Code is meant to suggest that Supervised Persons, which includes all employees, are prohibited from reporting possible violations of the Federal Securities Laws to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, Congress and the Inspector General of any agency which has jurisdiction over the Firm, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. A Supervised Person does not need the prior authorization of the CCO to make any such reports or disclosures and a Supervised Person is not required to notify the Firm that he or she has made such reports or disclosures. A Supervised Person must also report violations of this Code promptly to the CCO if he or she has any reason to believe that he or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in this Code or in the Compliance Program.

In order to promote the reporting of violations, reporting may be done anonymously through providing a written description of the incident in question to the CCO or by mailing such description to the CCO. No Fairway Supervised Person will be penalized in any respect for reporting a violation or suspected violation in good faith, even if no violation in fact has occurred. Failure to report a violation of the Code can be, in itself, a violation of the Code.

The CCO may, under circumstances that she deems appropriate and not opposed to the interests of the Funds or Investors, create exceptions to requirements under this Code so long as such exceptions are not expressly prohibited under the Federal Securities Laws. The CCO shall consider reports of violations made hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed.

VII.	VIOLATIONS OF THE CODE OF ETHICS

Upon discovering a violation of this Code, the CCO may impose such sanctions as she deems appropriate, including but not limited to, a letter of censure, suspension or termination of the employment of the violator.

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VIII.	ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all Supervised Persons with a copy of this Code and with any amendments. Each Supervised Person must provide the CCO with a written acknowledgment of his or her receipt of the Code initially upon hire, annually and upon an amendment of the Code. It is a fundamental business priority of Fairway’s that Supervised Persons cooperate to not only ensure literal compliance with all required policies and procedures but also to foster a comprehensive “culture of compliance.”

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EXHIBIT A
SAMPLE INITIAL AND ANNUAL
SECURITIES HOLDING REPORT

Fairway Capital Management, LLC

Brokerage Accounts: Please list all brokerage accounts over which you or an Immediate Family member has Beneficial Ownership and which are not otherwise subject to any exceptions discussed in this Code of Ethics.

Name of Account	Account Type	Brokerage Firm	Account Number

Holdings: Please list below all Reportable Securities held as of December 31 from investment accounts in which you or an Immediate Family member has a Beneficial Ownership interest. Private investments must also be included in the information listed below. For brokerage accounts, annual brokerage account year-end summaries provided by the broker-dealer may be submitted in lieu of filling out the information below. For privately offered investments, statements from the investment adviser may be provided in lieu of filling out the information below.

Type of Investment (i.e., public security, private fund interest, hedge fund interest, private REIT)	Broker or Investment Adviser	CUSIP	Principal Amount

___ I have no Reportable Securities.

___ Please see the attached brokerage statement(s) provided to the CCO which contains all information regarding Reportable Securities as requested above.

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To the best of my knowledge and after consulting with my Immediate Family members, the above represents a full listing of all brokerage accounts which contain, or may contain, Reportable Securities as well as any separate holdings in Reportable Securities.

_______________ _____________________________________________

Date Signature

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EXHIBIT B
SAMPLE QUARTERLY TRANSACTION REPORT

Fairway Capital Management, LLC

In accordance with the Code of Ethics, you must report to the CCO, within thirty (30) calendar days of the end of each calendar quarter, all transactions in Reportable Securities for which you or your Immediate Family members have direct or indirect Beneficial Ownership.

Exchange Ticker Symbol or CUSIP	Number of Shares	Buy or Sell	Price per Share	Date of Transaction	Broker-Dealer or Bank	Brokerage Account No.

The following are private placement securities transactions that were executed during the previous calendar quarter.

Type of Investment (i.e., private fund interest; hedge fund interest; private REIT)	Name of Fund/Firm	Date	Shares	Principal Amount

___ I have no Reportable Securities.

___ Please see the attached brokerage statement(s) provided to the CCO which contains all information regarding Reportable Securities as requested above.

To the best of my knowledge and after consulting with my Immediate Family members, the above represents the Reportable Securities, including Limited Offerings, that I or my Immediate Family members have traded in the prior quarter.

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_______________ ______________________________________________

Date Signature

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EXHIBIT C
SAMPLE LIMITED OFFERING REQUEST AND REPORTING FORM

Fairway Capital Management, LLC

Name of Issuer: ___________________________________

Type of Security: ___________________________________

By signing below, I certify and acknowledge the following:

•	I am not investing in this Limited Offering to profit improperly from my position as a Fairway Supervised Person;
•	The investment opportunity did not arise by virtue of my activities on behalf of a Fairway Fund; and
•	To the best of my knowledge, no Fund has any foreseeable interest in purchasing this security.

Date: _____________ Signature: ___________________________________

Print Name: ___________________________________

Internal Use Only

____ Approved ____ Not Approved

Person Approving _____________________________

Reasons Supporting Decision to Approve/Not Approve ___________________________

________________________________________________________________________

21

EXHIBIT D
SAMPLE PERSONAL TRADING PRE-CLEARANCE FORM

Fairway Capital Management, LLC

Transaction Type: Buy/Sell/Short/Cover/Private Investment/Other

Security Name: ________________________________

Security Type: Common Stock/Option/Debt/Private/Other

Symbol or Identifier: ____________________________

Number of Shares/Contracts/Principal Amount: ___________________________________

For Options, Indicate Expiration Date: ____________________________________________

Broker or Custodian Name: _____________________________________________________

Is this an IPO? __________________________________

Pre-Clearance sought through (Date): ___________________

* * *

By signing below, I acknowledge the following:

1.	I have no material nonpublic information or other knowledge pertaining to this proposed transaction that constitutes a violation of Fairway policy, confidentiality agreements or the Federal Securities Laws;

2.       For a new purchase, I have no beneficial ownership in this security; and

3.	The proposed transaction does not limit a Fund’s investment opportunity or disadvantage a Fund in any way.

Signature: ______________________________________ Date: _________________

Print Name: ____________________________________

* * *

22

Internal Use Only

____ Approved ____ Not Approved

Person Approving _____________________________

Reasons Supporting Decision to Approve/Not Approve ___________________________

________________________________________________________________________

23

EXHIBIT E
SAMPLE SUPERVISED PERSON
THIRD-PARTY MANAGED ACCOUNT CERTIFICATION
Fairway Capital Management, LLC

[DATE]

Lauren Bozzelli

Chief Compliance Officer

Fairway Capital Management, LLC

Dear Ms. Bozzelli:

This letter is to confirm that I have no direct or indirect influence or control over the specific security selections in the accounts listed below. I have not in the past and do not intend in the future to direct individual securities trades in any of the accounts listed below. In addition, I have not in the past and will not in the future provide any information to my third-party manager regarding specific companies or industries in which I wish to trade. Investment trades for these accounts are made by [THIRD PARTY MANAGER NAME] in [his/her/its] sole discretion, subject only to the general parameters for risk and diversification that have been established for these accounts. Any conversations we have about trading in the accounts is related to performance, allocation or general market conditions.

If this changes in the future or if I direct any trades in these accounts, I will immediately notify Fairway Capital Management, LLC.

Managed Accounts:

Third Party Manager Name	Custodian Name	Account Name	Account Number (last 4)

Yours truly,

[Employee Name]

24

SAMPLE THIRD-PARTY MANAGER ACCOUNT LETTER
Fairway Capital Management, LLC

[DATE]

Lauren Bozzelli

Chief Compliance Officer

Fairway Capital Management, LLC

Dear Ms. Bozzelli:

This letter is to confirm that [SUPERVISED PERSON] has no direct or indirect influence or control over the specific security selections in the accounts listed below. [SUPERVISED PERSON] has not in the past and does not intend in the future to direct individual single name securities trades in any of the accounts listed below. In addition, [SUPERVISED PERSON] has not and will not in the future provide any information to me regarding specific companies or industries to purchase. Investment trades for these accounts are made by me in my sole discretion, subject only to the general parameters for risk and diversification that have been established for these accounts. Any conversations we have about trading in the accounts is related to performance, allocation or general market conditions.

If this changes in the future or if any trades are directed by [SUPERVISED PERSON], I will immediately notify Fairway Capital Management, LLC.

Managed Accounts:

Account Holder Name	Account Number (last 4)

Yours truly,

[THIRD PARTY MANAGER]